Exhibit 10.6

Basel Medical Group Ltd.

A: PO Box 173, Road Town, Tortola, British Virgin Island

B: 2129740

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY “[***]”.

PRIVATE & CONFIDENTIAL

Date: 1st January 2024

Ms Lu Jianing

[***]

Dear Jianing,

LETTER OF APPOINTMENT

Basel Medical Group Ltd. (BVI Company No.: 2129740) (the “Company”) is pleased to confirm your appointment as Group Chief Financial Officer with the Company, subject and pursuant to the terms and conditions in this letter of appointment (“Employment Agreement”). You shall also be subject to the Company’s policies and procedures (as amended from time to time) during your employment.

1.	Commencement Date

(a)	Your employment with the Company shall commence on and from the issuance date (the “Commencement Date”).

(b)	You shall be placed on a probation for a period of three (3) months from the Effective Date to enable the Company to ascertain your suitability for permanent employment (the “Probation Period”). Upon completion of the Probation Period and a satisfactory review by the Company, you will be a confirmed employee.

(c)	Your employment with the Company may be brought to an end in accordance with Paragraph 13 of this Employment Agreement.

2.	Duties and Responsibilities

(a)	Your main duties and responsibilities in the Company are set out in Annex A of this Employment Agreement.

(b)	You shall perform all acts, duties and obligations, and shall further comply with such orders as may be assigned by the Company and which are reasonably consistent with your position.

(c)	The Company may, from time to time, require you to perform duties normally undertaken by other employees or contractors, including different or additional duties, but not duties which you cannot reasonably perform.

3.	Place of Work

(a)	Your place of work shall be determined upon the Company’s confirmation of a fixed address, which shall be communicated to you in writing upon such confirmation. However, you may also be required to travel from or to such other offices and location(s) in the area(s) designated by the Company from time to time, including without limitation, travelling to other parts of the world as the Company may direct.

(b)	Should you be required to work overseas, the Company may provide you with written details of such further terms and conditions which shall apply to your work performed overseas and regarding your return to Singapore.

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Basel Medical Group Ltd.

A: PO Box 173, Road Town, Tortola, British Virgin Island

B: 2129740

4.	Hours of Work

(a)	We recognize the demanding nature of executive roles and value your commitment to driving our organization’s success. As Group Chief Financial Officer, your dedication and availability during crucial business periods are integral to achieving our strategic objectives. While we acknowledge the flexibility required in your position, we expect that you will dedicate the time necessary to fulfill your responsibilities effectively. As such, your hours of work will be determined by the demands of your role and the needs of the organization.

(b)	We trust that you will manage your schedule responsibly, ensuring that you are available as needed to lead your team and address emerging opportunities and challenges. We understand that this may involve working outside traditional office hours and during weekends or holidays when the situation warrants. Your compensation package reflects the level of commitment and responsibility expected in this role.

5.	Remuneration

Your basic salary shall be Eleven Thousand Five Hundred Singapore Dollars (S$11,500) per month and will be subject to annual review and adjustments based on your performance and the overall performance of the Company. Your basic salary shall be paid to you monthly in arrears in accordance with the regular payroll procedures applicable to other salaried employees of the Company. In addition to your base salary, you will be eligible for performance-based bonuses as determined by the Company incentive program.

6.	Salary Deductions

Subject always to and to the extent permitted under the applicable laws, the Company shall be entitled at any time during your employment, or in any event on termination of your employment, to deduct from your salary, expenses and/or other monies due to you:

(a)	your contributions to the Central Provident Fund (if applicable) and all other statutory deductions due in respect of your salary and any other benefits provided to you by the Company;

(b)	the value of any claim of whatever nature and in whatever capacity that the Company may have against you, including but not limited to:

(i)	overpayment of salary or expenses;

(ii)	loans or advances on wages which the Company may from time to time make to you;

(iii)	the cost of repairing any damage or loss to any of the Company’s property expressly entrusted to you for custody or for loss of money for which you are required to account, where the damage or loss is directly attributable to your neglect or default;

(c)	any fines or charges imposed upon or any other loss sustained by the Company or any third party caused by your breach of contract or breach of the Company rules or as a result of your negligence or dishonesty; and

(d)	any sum at any time and for any reason owed by, or which is due and outstanding from you to the Company.

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Basel Medical Group Ltd.

A: PO Box 173, Road Town, Tortola, British Virgin Island

B: 2129740

7.	Equity Participation

As a testament to our confidence in your abilities and dedication to the Company’s growth, you will receive an equity stake in the form of Employee Stock Ownership Plan (ESOP) as part of your compensation package. You will be allotted equity amounting to two and a half percent (2.5%) of the pre-listing vendor shares, totalling 406,250 Company shares, vested over a three (3) year period. The specifics of this equity distribution, including vesting schedule and any associated terms and conditions, will be detailed in a separate ESOP agreement.

This equity grant underscores our commitment to aligning your interests with those of the Company, fostering a sense of ownership and shared success. We believe that this equity incentive will not only serve as a valuable component of your overall compensation but also incentivize your long-term commitment to driving the Company’s vision and achieving our strategic objectives. We are confident that your leadership and expertise will contribute significantly to our continued success, and we look forward to embarking on this journey together.

8.	Taxes

Your remuneration (including without limitation your base salary, applicable allowances etc) is subject to such deductions as are required to be made by applicable laws or under the terms of your Employment Agreement. Any liability to tax thereon including but not limited to personal income tax shall be your responsibility.

9.	Performance / Annual Bonus

(a)	Any bonus payment shall be decided by the Company at its sole discretion.

(b)	In recognition of future merger & acquisition deals initiated by You and successfully executed by the Company, potential opportunities exist for the allocation of equity as well as short-term and long-term incentives to You. The details regarding such allocations, including the quantity and conditions, will be determined by the Compensation Committee of the Company in the future.

(c)	For the avoidance of doubt, you shall not be entitled to receive any bonus if, on or before the date of the bonus payment you receive notice of termination of your employment or you have already resigned and/or are serving out your notice period.

10.	Expenses

The Company shall reimburse you for reasonable and necessary expenses (other than travelling to and from your principal place of work) properly incurred by you in the performance of your duties and in compliance with Company policy (if any), including written evidence of expenditure and any requirement for prior authorisation.

11.	Annual Leave & Holidays

(a)	You shall be entitled to paid gazette public holidays in Singapore, subject to and in accordance with applicable law.

(b)	You shall be entitled to twenty-one (21) days of paid annual leave in respect of any calendar year (exclusive of any Singapore public holidays) and such annual leave entitlement shall commence from the Commencement Date. Your annual leave entitlement shall be pro-rated accordingly for any incomplete calendar year worked. The calendar year shall run from 1 January to 31 December.

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Basel Medical Group Ltd.

A: PO Box 173, Road Town, Tortola, British Virgin Island

B: 2129740

(c)	Your annual leave shall be taken at such time or times as shall be approved in advanced by the Company. You shall not, without prior approval of the Company, carry forward any accrued and unused annual leave entitlement to the subsequent calendar year, nor receive any payment in lieu of accrued but untaken annual leave unless otherwise directed by the Company.

12.	Sick Leave

(a)	You shall, after examination by a medical practitioner, be entitled to such paid sick leave as may be certified by the medical practitioner, not exceeding the aggregate of the following:

No. of months of service completed	Paid outpatient non-hospitalisation leave (days per year)	Paid hospitalisation leave (days per year)
3	5	15
4	8	30
5	11	45
6 and thereafter	14	60

(b)	Subject to applicable law, the Company shall reimburse you for the fees of an examination by a medical practitioner if:

(i)	you have completed at least three (3) months of service with the Company;

(ii)	the medical practitioner is appointed by the Company or is a medical officer of an approved public medical institution; and

(iii)	after the examination, you are certified by the medical practitioner to be entitled to paid sick leave.

(c)	You must inform your immediate superior of any absence from your duties due to sickness or injury at the earliest opportunity or as soon as practicable on the first day of absence and, if possible, give an indication of when you are likely to return to work.

(d)	A medical certificate issued by a medical practitioner is required for any period of absence through sickness or injury. Failure to provide such a medical certificate may be deemed as unauthorised absence.

(e)	Any payment made during sickness or injury will, subject to applicable laws and regulations as may be in force from time to time, be made at the Company’s sole discretion and the receipt of satisfactory medical certificates.

13.	Termination of Employment

(a)	Your employment with the Company may be terminated at any time by either party giving to the other not less than six (6) month’s written notice of termination or payment in lieu of such notice.

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Basel Medical Group Ltd.

A: PO Box 173, Road Town, Tortola, British Virgin Island

B: 2129740

(b)	For the avoidance of doubt, your gross rate of pay shall be the basis for computing the payment in lieu of notice.

14.	Exclusion of Contracts (Rights of Third Parties) Act

The parties to this Employment Agreement do not intend that any terms herein should be enforced by any person who is not a party to this Employment Agreement, whether by virtue of the Contracts (Rights of Third Parties) Act, Chapter 53B of the Singapore Statutes or any other means whatsoever and howsoever arising.

15.	Non- Competition

lt is agreed that while you are employed by the Company and for a period of twelve (12) months after the termination of your employment for any reason whatsoever, you shall not directly or indirectly:

(a)	attempt in any manner to solicit from any of the Company’s clients (except on behalf of the Company and its Affiliates) business of the type performed by the Company or to persuade any client to cease to do business or to reduce the amount of business which any such client has customarily done or contemplates doing with the Company or any of its Affiliates, whether or not the relationship between the Company and such client was originally established in whole or in part through your efforts; or

(b)	employ, attempt to employ, or assist anyone else to employ (except on behalf the Company and its Affiliates) any person who is employed by our Company or any of its subsidiary companies.

You understand and agree that you will not at any time (whether during your employment or after termination of employment), disclose to anyone any confidential information or trade secrets of the Company or any client of the Company (including any client of any entity within the Group) or utilize such confidential information or trade secrets for your own benefit, or for the benefit of third parties and all memoranda, notes, records, computer files or other documents compiled by you or made available to you during your employment concerning the business of the Company and/or its clients shall be the property of the Company and shall be returned to the Company on the termination of your employment or at any other time upon request.

It is also agreed that when any of our clients so require, you will enter into specific written agreements with us with regards to the protection of confidential information, solicitation of staff, acting for competitive businesses or other matters.

16.	Conflict of Interest

You may not use your position, influence, knowledge of Confidential and Proprietary Information (as defined below) or Company assets for personal gain. A direct or indirect financial interest, including joint ventures in or with a supplier, vendor, customer or prospective customer without disclosure and written approval from an authorized representative of the Company is strictly prohibited and constitutes cause for dismissal.

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Basel Medical Group Ltd.

A: PO Box 173, Road Town, Tortola, British Virgin Island

B: 2129740

17.	Your Duty of Confidentiality

You acknowledge that during your employment you will have access to trade secrets and confidential, proprietary information relating to the Company’s business: that gives the Company or its affiliated entities a competitive advantage; that is not generally known by other employers or individuals not employed by the Company or its affiliated entities; that could not be determined or learned by a person other than the Company or its affiliated entities through publicly available sources or otherwise; that is not available to you by a person other than the Company or an affiliated entity unless such person’s knowledge was obtained from the Company or an affiliated entity; that is not or does not become widely known outside the Company through no act by you; and the use or disclosure of which is damaging to the Company or its affiliated entities (“Confidential and Proprietary Information”).

The Confidential and Proprietary Information includes, without limitation (other than the definition set forth in the preceding sentence): any and all trade secrets, transaction structure, intellectual property or any confidential information concerning the business, pricing and rates, financial arrangements or position of the Company and or its affiliated entities, its and their business partners, its and their vendors, or its and their clients; technology, know-how, programs and systems used or provided by the Company, or its affiliated entities, and their business partners, its and their vendors, or its and their clients; the Company’s or its affiliated entities’ policies, procedures, handbook, manuals, forms and employee-related information; information regarding employees’ skills and abilities; client lists of the Company and its affiliated entities; advice to clients of the Company and its affiliated entities; any of the dealings, transactions an affairs of the business of the Company or its affiliated entities or their clients; and any of the terms of contracts, arrangements and transactions between the Company or and its affiliated entities and its or their clients.

You shall not directly or indirectly disclose to any person:

(a)	the terms of this Agreement;

(b)	any of the trade secrets, secret or confidential operations, processes or dealings or information of the Company that is confidential in nature, including know-how, ideas, business plans, pricing information, the identity of and any information concerning customers or suppliers, computer programs (whether in source code or object code), procedures, strategies, methods, systems, designs, discoveries, inventions, production methods and sources, marketing and sales information, or information received from third parties that the Company is obligated to treat as confidential or proprietary; and

(c)	any technical, operating, financial and other business information concerning the operations, finances, transactions or affairs of the Company,

which may come to your knowledge, possession and/or control as well as any such information obtained prior to the date of this Agreement (collectively, “Confidential Information”) and shall keep with complete secrecy all Confidential Information you are aware of, save for any disclosure:

(i)	which is authorised by the Board;

(ii)	required under any applicable laws; or

(iii)	required by any court of competent jurisdiction, any governmental official or regulatory authority or any binding judgment, order or requirement of any other competent authority,

provided that if you are required to make any disclosures of any Confidential Information pursuant to sub-paragraphs (ii) or (iii) above, to the maximum extent permitted under the applicable laws, (1) you shall promptly notify the Board and shall co-operate with, and do all things required by, the Board to mitigate the effects of such disclosures, and (2) you shall disclose Confidential Information only to the extent required.

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Basel Medical Group Ltd.

A: PO Box 173, Road Town, Tortola, British Virgin Island

B: 2129740

The restrictions under this Clause shall continue to apply after the termination of this Agreement, but shall cease to apply to information or knowledge which may come into the public domain without any breach by you of your obligations herein.

Violation of your Duty of Confidentiality could have serious adverse consequences and may lead to disciplinary action, including termination.

You further acknowledge and agree that the Company may collect, store, process, disclose, access, review and/or use your personal data, in accordance with the Personal Data Protection Act 2012 of Singapore (“PDPA”) including its subsequent updates and/or enactments. You consent to the processing and disclosure of such data both inside and, where necessary, outside Singapore in accordance with the PDPA including all its subsequent updates and/or enactments.

18.	Company Documents

You acknowledge that documents, other than documents pertaining to the Company’s dealings with you, received or created by you during your employment with the Company and in connection with the performance of your duties hereunder are and will remain the Company’s property (“Company Documents”). Such documents include, without limitation, files, media, audio and visual communications, correspondence, reports and contact lists (whether written, electronic, digital or otherwise) but only to the extent such documents constitute Company Documents as described in the preceding sentence.

You agree not to remove any Company Documents and/or any other Company property and information upon your termination and to return all such documents (including all copies) and other Company property and information promptly upon the cessation of your employment and that following the cessation of your employment you will not disclose such documents and information to anyone outside of the Company (except as required by law or with the Company’s written consent) or use those documents or information for any purpose other than the advancement of the Company’s interests.

19.	Miscellaneous

(a)	No failure or delay by either party in exercising any right, power, privilege under this Employment Agreement shall operate as a waiver of such right nor shall any single or partial exercise by either party of any right, power or privilege under this Employment Agreement preclude any further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

(b)	Save as otherwise provided herein, no modification, variation or amendment to this Employment Agreement shall be effective unless such modification, variation or amendment is in writing and has been signed by or on behalf of both parties.

(c)	If any provision in this Employment Agreement is held to be invalid or unenforceable, then such provision shall (insofar as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Employment Agreement but without invalidating any of the remaining provisions. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

20.	Governing Law and Jurisdiction

(a)	This Employment Agreement is governed by and shall be construed in accordance with the laws of the Republic of Singapore.

(b)	Any dispute arising out of or in connection with the Employment Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause. The Tribunal shall consist of a sole arbitrator.

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Basel Medical Group Ltd.

A: PO Box 173, Road Town, Tortola, British Virgin Island

B: 2129740

Annex A

Job Duties and Responsibilities

As the Group Chief Financial Officer of the Company, you will be responsible for the following:

Duties/Responsibilities:

●	Providing leadership, direction and management of the finance and accounting team.
●	Providing strategic recommendations to the Group CEO and members of the executive management team.
●	Managing the processes for financial forecasting and budgets, and overseeing the preparation of all financial reporting.
●	Advising on long-term business and financial planning.
●	Provide commercial insight and leadership across the business in order to exceed business plan targets.
●	Responsible for ensuring the risk and compliance management framework is embedded and operational for the Company.
●	Establishing and developing relations with senior management and external partners and stakeholders.
●	Reviewing all formal finance, HR and IT related procedures.
●	Performs other related duties to benefit the mission of the organization.

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Basel Medical Group Ltd.

A: PO Box 173, Road Town, Tortola, British Virgin Island

B: 2129740

On behalf of the Company’s Board of Directors represented by the Group Chief Executive Officer, we would like to take this opportunity to warmly welcome you to the Company. We look forward to having you as part of our team!

Yours sincerely,

/s/ Cheung Wai Man Raymond
Group Chief Executive Officer

I, Lu Jianing (NRIC No.: [***]), hereby acknowledge that I have read, understood and accept the terms of employment with the Company and hereby agree to be bound by the terms and conditions of the Employment Agreement.

Signature	:	/s/ Jianing Lu

Name of signatory of employee	:	Jianing Lu

Date	:	1 January 2024

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